PRESS RELEASE
                              FOR IMMEDIATE RELEASE
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RESERVE BANCORP, INC.                                  CONTACT:RICHARD A. SINEWE
2000 MT. TROY ROAD                                             PRESIDENT
PITTSBURGH, PA 15212                                           (412) 322-6107

                            OTC BULLETIN BOARD "RSVB"


            Reserve Bancorp, Inc. Announces 5% Stock Repurchase Plan
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         Pittsburgh,  Pennsylvania  - November 5, 2003 - Reserve  Bancorp,  Inc.
(the "Company"), the holding company of Mt. Troy Bank (the "Bank"), announced today that the Board of Directors has approved a plan to repurchase up to 36,353 of the outstanding shares of the Company in open market purchases. This buyback represents up to 5% of the Company's outstanding shares. Mr. Richard A. Sinewe, President of the Company, indicated the repurchase plan is expected to improve return on equity and net income per share and could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate purposes. The repurchases will be made from time to time in open-market transactions, subject to the availability of shares.

         The Company's stock is traded on the OTC Bulletin Board under the symbol "RSVB".

         The Bank is a federally chartered stock savings bank located in Pittsburgh, Pennsylvania. At September 30, 2003, Reserve Bancorp, Inc. had total assets and stockholders equity of $72.5 million and $12.6 million, respectively.

         For further information contact:
         Richard A. Sinewe, President